                          SUPPLEMENTAL INDENTURE NO. 1

                  SUPPLEMENTAL INDENTURE NO. 1 dated as of December 18, 2002 (the "Supplemental Indenture"), between REV Holdings LLC, a Delaware limited liability company and formerly a corporation incorporated under the laws of the State of Delaware known as REV Holdings Inc. (the "Company"), and Wilmington Trust Company, as trustee under the Indenture referred to below (the "Trustee").

                             W I T N E S S E T H :

                  WHEREAS, prior to the Conversion referred to below, REV Holdings Inc., a Delaware corporation, and the Trustee entered into the Indenture, dated as of February 1, 2001 (the "Indenture"), providing for the issuance of the 12% Senior Secured Notes Due 2004 of REV Holdings Inc. (the "Notes");

                  WHEREAS, the Notes and the Indenture are secured by 4,186,104 shares of Class A common stock of Revlon, Inc., a Delaware corporation (the "Pledged Stock"), evidenced by a certificate registered in the name of REV Holdings Inc. (the "Old Certificate");

                  WHEREAS, effective as of the date hereof, REV Holdings Inc. has filed a Certificate of Conversion with the Secretary of State of the State of Delaware, pursuant to which it has converted from a Delaware corporation into a Delaware limited liability company known as REV Holdings LLC (the "Conversion");

                  WHEREAS, Section 266(d) of the Delaware General Corporation Law provides that the conversion of a Delaware corporation into a Delaware limited liability company is deemed not to affect any obligations or liabilities of such corporation incurred prior to such conversion;

                  WHEREAS, Section 18-214 of the Delaware Limited Liability Company Act (the "DLLCA") provides that all of the rights, privileges and powers of a Delaware corporation that has converted into a Delaware limited liability company, and all property, real, personal and mixed, and all debts due to such corporation, as well as all other things and causes of action belonging to such corporation, remain vested in the limited liability company to which such corporation has converted and are the property of such limited liability company, and all debts, liabilities and duties of such corporation remain attached to the limited liability company to which such corporation has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a limited liability company;

                  WHEREAS, as a result of the Conversion and without need for any further action, the Notes and the Indenture are the continuing obligations of the Company and the Old Certificate is owned by the Company;



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                                                                               2

                  WHEREAS, the Old Certificate evidencing the Company's ownership of the Pledged Stock is being canceled in exchange for a new certificate (the "New Certificate") evidencing such ownership registered in the name of REV Holdings LLC; and

                  WHEREAS, the Company and the Trustee are entering into this Supplemental Indenture to reflect the foregoing.

                  NOW, THEREFORE, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:

                                    ARTICLE I

                   Assumption and Confirmation by the Company

                  Section 1.1. Assumption and Confirmation of the Notes. The Company hereby expressly assumes and agrees, and confirms its continuing obligation notwithstanding the Conversion, promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Company under the Indenture and the Notes. The Company hereby confirms (i) its continuing agreement to be bound by all the terms, provisions and conditions of the Indenture and the Notes notwithstanding the Conversion, and (ii) that it may exercise every right and power of the Company under the Indenture and the Notes notwithstanding the Conversion.

                  Section 1.2. Trustee's Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

                  Section 1.3. Schedule I. Schedule I to the Indenture is hereby replaced by Schedule I to this Supplemental Indenture to reflect the replacement of the Old Certificate by the New Certificate.



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                                                                               3

                                   ARTICLE II

                                  Miscellaneous

                  Section 2.1. Defined Terms; Effect of Supplemental Indenture. Capitalized terms used herein but not otherwise defined have the meanings given to them in the Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Noteholder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

                  Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

                  Section 2.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

                  Section 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

                  Section 2.5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

                  Section 2.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 2.7. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Noteholders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.



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                                                                               4

                  Section 2.8. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

                  Section 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

                  Section 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                  Section 2.11. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

                  Section 2.12. Headings. The Article and Section headings herein are have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.



              [The remainder of the page is intentionally blank.]



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                                                                               5

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.



                                       REV HOLDINGS LLC




                                       By:   /s/ Todd J. Slotkin
                                             ----------------------------------
                                             Name: Todd J. Slotkin
                                             Title:  Executive Vice President






                                       WILMINGTON TRUST COMPANY,
                                          as Trustee


                                       By:   /s/ Steven Cimalore
                                             ----------------------------------
                                             Name:  Steven Cimalore
                                             Title: Vice President

                                                                      Schedule I




                                 Pledged Shares
                                 --------------


------------------------------------------------------------------------------------------------------------
 Issuer                    Class of Security         Certificate No.            No. of Shares
------------------------------------------------------------------------------------------------------------
 Revlon, Inc.              Class A Common Stock      R1709                        4,186,104
------------------------------------------------------------------------------------------------------------